Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MedEquities Realty Trust, Inc.:

We consent to the use of our report included herein dated March 10, 2016, relating to the financial statements of GruenePointe Holdings, LLC and Subsidiaries, and to the reference to us under the heading “Experts” in the prospectus.

/s/ McNair, McLemore, Middlebrooks & Co., LLC

May 5, 2016

Macon, Georgia